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                                                               EXHIBIT 2.2
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                         IN THE UNITED STATES BANKRUPTCY
                          NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

IN RE:                              *    CASE NO. 96-69563
                                    *
TAPISTRON INTERNATIONAL, INC.,      *    CHAPTER 11
                                    *
         DEBTOR.                    *    JUDGE MASSEY
                                    *
-------------------------------------

                        FIRST AMENDMENT TO FIRST AMENDED
                     AND RESTATED PLAN OF REORGANIZATION OF
                          TAPISTRON INTERNATIONAL, INC.

         Comes now Debtor, Tapistron International, Inc., a Georgia Corporation ("Debtor") and pursuant to the provisions of 11 U.S.C. ss.1127 and Bankr. Rule 3019 amends its First Amended and Restated Plan of Reorganization of Tapistron International, Inc. filed on March 14, 1997 ("Plan") to make provision for two additional classes which shall leave the treatment of its members unimpaired under the proposed amendment so that they shall be presumed to have accepted the Plan in accordance with 11 U.S.C. ss.1126(f).

         The Debtor amends Article 2.1 of the Plan to add additional Classes 12 and 13 which shall be as follows:

         (l) Class 12 shall consist of the holders of outstanding, non-redeemable, non-public warrants to acquire common stock of the Debtor.

         (m) Class 13 shall consist of the claim of Associates Commercial Corporation, Inc.

         The Debtor amends paragraph 2.2 of the Plan to reflect that Classes 12 and 13 are unimpaired classes as follows:

         Section 2.2.  Unimpaired Classes:

         Classes 1 through 5, 8, 12 and 13 are not impaired under the Plan, and Classes 1 through 5, 8, 12 and 13 are therefore deemed to have accepted Debtor's Plan in accordance with the provisions of 11 U.S.C. ss.1126(f).



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         The Debtor amends Article 3 to set forth the treatment for Classes 12 and 13 by adding additional Sections 3.12 and 3.13 which shall be as follows:
         Section 3.12.

         The members in Class 12 shall retain the rights as set forth under the various representative warrant agreements or other agreements with respect to non-public, non-redeemable warrants. The Plan leaves unaltered the legal, equitable and contractual rights of Class 12 members and as a result this Class is unimpaired under the Plan.

         Section 3.13

         The claim of Associates Commercial Corporation shall be as set forth in the "Consent Order Allowing Use of Cash Collateral and Providing for Adequate Protection" entered by this Court on November 12, 1996.


         Except as otherwise provided herein, the terms of the Plan shall remain in full force and effect and unmodified by this amendment.

         This the 17th day of July, 1997.



                                          /s/ John A. Christy
                                          ------------------------------------
                                          JOHN A. CHRISTY
                                          GA State Bar No. 125518


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